UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 23, 2005
Date of Report (Date of earliest event reported)

CONNETICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27406 (Commission File No.)	94-3173928 (IRS Employer Identification No.)

3290 West Bayshore Road, Palo Alto, California 94303
(Address of principal executive offices, including zip code)

(650) 843-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     See disclosure under Item 2.03 of this Report, which is incorporated by reference in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     As previously reported on March 22, 2005, Connetics Corporation (the “Company”) entered into a purchase agreement with Goldman, Sachs & Co. and several other initial purchasers (the “Initial Purchasers”) on March 17, 2005 under which the Company agreed to sell $150 million in aggregate principal amount of 2.00% Convertible Senior Notes due March 30, 2015 (the “Notes”) in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The purchase agreement also contemplated the resale of the Notes to qualified institutional buyers in reliance on Rule 144A under the Act.

     The sale of $150 million aggregate principal amount of the Notes to the Initial Purchasers was completed on March 23, 2005. The price to the Initial Purchasers was 97 percent of the aggregate principal amount, and the offering price was 100 percent of the aggregate principal amount. The Company received aggregate net proceeds from the sale of the Notes of $110,500,000, which amount reflects (1) the deduction of the discount to the Initial Purchasers, and (2) the repurchase of approximately $35 million of the Company’s common stock, which Goldman, Sachs & Co. effected on the Company’s behalf concurrently with the closing of the sale of the Notes. Under the terms of the purchase agreement, Goldman, Sachs & Co. has an option to acquire an additional $50,000,000 aggregate principal amount of the Notes upon the same terms on or before March 30, 2005.

     The terms of the Notes are governed by an indenture between the Company and J.P. Morgan Trust Company, National Association, as trustee of the Notes, dated March 23, 2005 (the “Indenture”). The Notes will mature on March 30, 2015. The Notes are convertible into cash or, under certain circumstances, cash and shares of the Company’s common stock, in each case having an aggregate value equal to the applicable conversion rate multiplied by the applicable stock price, as described in the Indenture. The initial conversion rate is 28.1972 shares of common stock per each $1,000 principal amount of Notes, subject to adjustment in certain circumstances. The initial conversion rate represents a conversion price of approximately $35.46 per share.

     The Company will pay interest on the Notes on March 30 and September 30 of each year until March 30, 2010. The first interest payment will be made on September 30, 2005. The Notes will be subject to accretion of the principal amount beginning March 30, 2010 at a rate that provides holders with an aggregate yield to maturity of 2.00% (computed on a semiannual bond equivalent yield basis). The Company will pay contingent interest for each six-month interest period from March 30 to September 29 or from September 30 to March 29, beginning with the six-month interest period commencing on March 30, 2010, if the average trading price of a note is above a specified level during the five trading day period ending on the second trading day immediately prior to such six-month interest period, as described in the Indenture.

     The Notes may be converted under the following circumstances: (1) on or before March 30, 2009, if the closing sale price of the Company’s common stock is above a specified level, (2) at any time after March 30, 2009, or (3) if specified corporate transactions occur. If a holder elects to convert its Notes in connection with the occurrence of a “fundamental change” (as defined in the Indenture), the holder will be entitled to receive additional shares of common stock upon conversion in some circumstances. If, and to the extent, a holder converts its Notes in connection with a “fundamental change” prior to April 4, 2010, the conversion rate of the holder’s Notes will be increased by a number of additional shares determined by reference to a table set forth in the Indenture and based on the date of the fundamental change and the price paid per share of the Company’s common stock in the fundamental change transaction. However, no increase will be made if at least 95% of the consideration paid for the Company’s common stock in the fundamental change transaction consists of securities quoted on an established over-the-counter market or traded on a United States national securities exchange (or that will be so quoted or traded immediately following the transaction).

     Upon conversion, a noteholder will receive, in respect of each $1,000 principal amount of the Notes: cash in an amount equal to the lesser of (1) the accreted principal amount of each note or (2) the applicable conversion value as determined in the manner described in Article XII of the Indenture. The Company will, however, pay cash in lieu of fractional shares otherwise issuable upon conversion.

     The Company currently has insufficient shares of common stock to issue to a holder upon conversion. Accordingly, if shares of common stock are not provided pursuant to the exchange arrangement described in the Indenture, the Company is permitted under the Indenture to issue shares of its newly created Series C Preferred Stock in lieu of common stock, based on a ratio of 1.1 shares of such preferred stock for every 1,000 shares of the Company’s common stock otherwise issuable. The Series C Preferred Stock is convertible into shares of common stock at a rate of 1,000 shares of common stock for every 1.1 shares of Series C Preferred Stock, contingent upon the reservation of sufficient shares of common stock. In the event the Company has not established a sufficient reserve of common stock for issuance upon conversion of the Notes by the date 90 days after the latest date of original issuance of Notes, the Notes will include additional interest at the rate of 1.0% per annum from and after such date to, but excluding, the date on which a reserve sufficient for conversion of all Notes has been established. At the Company’s annual meeting to be held on April 22, 2005, stockholders will vote on a proposal to authorize an additional 50 million shares of common stock. If the proposal is approved, the Company will satisfy its reserve obligations and the Notes will be convertible into common stock upon amendment of the Company’s charter.

     Holders may require the Company to repurchase their Notes for cash on March 30, 2010 at 100% of the principal amount of the Notes plus accrued and unpaid interest, if any. On or after April 4, 2010, the Company has the option to redeem all or a portion of the Notes that have not been previously converted at a redemption price equal to 100% of the accreted principal amount of the Notes to be redeemed plus accrued and unpaid interest (which includes liquidated damages and contingent interest), if any, to, but excluding, the redemption date. If the Company undergoes a “fundamental change”, holders will have the right, at their option, to require the Company to purchase for cash all or any portion of their Notes. The cash price to be paid is equal to 100% of the accreted principal amount of the Notes to be repurchased plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, to the fundamental change repurchase date.

     If there is a fundamental change that would otherwise give holders a right to cause the Company to repurchase the Notes, and the acquirer, or a parent entity or subsidiary of the acquirer, has a class of common stock (or American Depository Receipts representing such common stock) traded on a United States national securities exchange or quoted on The Nasdaq National Market (or that will be so traded or quoted when issued or exchanged in connection with the fundamental change), the Company may, in lieu of permitting holders to cause the Company to repurchase the Notes as a result of the fundamental change, elect to adjust the conversion rate and the related conversion obligation such that the Notes will be convertible into shares of acquirer common stock at an adjusted conversion rate.

     If there is an event of default with respect to the Notes, an amount equal to 100% of the accreted principal amount of the Notes, plus accrued and unpaid interest, including liquidated damages and contingent interest, if any, may be declared immediately due and payable by either the trustee or holders of at least 25% of the principal amount of the Notes then outstanding. The following are events of default with respect to the Notes:

•	default for 30 days in payment of any interest, contingent interest or liquidated damages due and payable on the Notes;

•	default in payment of principal of the accreted Notes at maturity, upon redemption, repurchase or following a fundamental change, when the same becomes due and payable;

•	default by the Company or any of its subsidiaries in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of $10.0 million (or its equivalent in any other currency or currencies) or more, following a specified period for cure;

•	default in the Company’s conversion obligations upon exercise of a holder’s conversion right, following a specified period for cure;

•	default in the Company’s obligations to give notice of holders’ right to require the Company to repurchase Notes following the occurrence of a fundamental change within the time required to give such notice;

•	acceleration of any of the Company’s indebtedness or the indebtedness of any of its subsidiaries under any instrument or instruments evidencing indebtedness (other than the Notes) having an aggregate outstanding principal amount of $10.0 million (or its equivalent in any other currency or currencies), subject to certain exceptions;

•	default in the Company’s performance of any other covenants or agreements contained in the Indenture or the Notes for 60 days after written notice to the Company from the trustee or the holders of at least 25% in aggregate principal amount of the Notes; and

•	certain events of bankruptcy, insolvency and reorganization of the Company or any of its’ subsidiaries.

     On March 23, 2005, in connection with the sale of the Notes, the Company also entered into a Registration Rights Agreement with the Initial Purchasers. Pursuant to that agreement, the Company agreed to file with the Securities and Exchange Commission within 90 days, and to use its commercially reasonable best efforts to cause to become effective within 180 days, a shelf registration statement with respect to the resale of the Notes and the sale of the Company’s shares of common stock (and Series C Preferred Stock, if applicable) issuable upon conversion of the Notes. If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, liquidated damages will be payable on the Notes.

     The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, which are attached hereto as Exhibits 4.1 and 4.2, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

     See disclosure under Item 2.03 of this Report, which is incorporated by reference in this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

Exhibit
No.	Description
4.1	Indenture, dated March 23, 2005, between Connetics Corporation and J.P. Morgan Trust Company, National Association, as Trustee

4.2	Registration Rights Agreement, dated March 23, 2005, between Connetics Corporation and Goldman, Sachs & Co., on behalf of itself, CIBC World Markets Corp., Lazard Freres & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
By:	/s/ Sanjiv S. Dhawan
Sanjiv S. Dhawan
Vice President, Corporate Counsel

Date: March 24, 2005

EXHIBIT INDEX

Exhibit
No.	Description
4.1	Indenture, dated March 23, 2005, between Connetics Corporation and J.P. Morgan Trust Company, National Association, as Trustee

4.2	Registration Rights Agreement, dated March 23, 2005, between Connetics Corporation and Goldman, Sachs & Co., on behalf of itself, CIBC World Markets Corp., Lazard Freres & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC